Exhibit 99.3

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

(‘Randgold’)

RECORD 2011 RESULTS LAY FOUNDATION FOR NEXT GROWTH STAGE

London, 30 March 2012 - Despite the political challenges in Côte d’Ivoire and the operational challenges at Loulo, the past year’s record profits and production, coupled with the rapid development of new projects, should provide a solid base for Randgold’s next growth stage, says chief executive Mark Bristow in the company’s 2011 Annual Report, published today.

“Subsequent to the publication of the Annual Report, this year has also started with some real challenges around the Mali political situation and the company still has some way to go to start benefiting from the expansions at Loulo. We also have to settle the operations at Tongon which includes ramping up the plant and stabilising the industrial relations situation. However, just as Randgold gained in 2011 from the investments made and the work done in previous years, so it should reap the benefits of 2011’s achievements in years to come. The underlying challenge, as ever, is to build on past successes so that the company can continue delivering value to shareholders,” Bristow said.

“Key objectives for the new year, which marks another inflection point on our growth curve, are the effective execution of the Kibali development plan and delivering on our underground operations. There is also an intensified focus on our financial systems and cost control, along with the management of our cash, given the additional risk that comes with the large capital expenditure schedules we have planned for the next two years and our intention to fund these internally. Our medium term aim is still to reach a production level of 1.2 million ounces by 2015,” he said.

Also in the Annual Report, chairman Philippe Liétard says Randgold’s growth has brought with it corporate as well as operational challenges.

“Central to these is the question of how best to manage a dynamic and increasingly complex corporation with multiple businesses in different countries. Equally important is the need to protect the distinctive corporate culture on which Randgold’s success has been built. Many once successful companies have failed because as they expanded they lost their way, becoming bloated, complacent and arrogant. Randgold is gearing its human capital, structures and systems to the demands of its continuing operational development but in doing so it remains uncompromisingly dedicated to the preservation of its characteristic qualities: energy, enterprise and tenacity, as well as a long term vision and the ability to make decisions and take actions swiftly,” says Liétard.

The Annual Report has been posted to shareholders and is available for viewing and/or downloading at www.randgoldresources.com. Once Randgold has filed its Form 20-F report for the 12 months ended 31 December 2011 with the US Securities and Exchange Commission (‘SEC’) expected later today, that report will also be published on the company’s website. A copy of the annual report has been submitted to the National Storage Mechanism. Shareholders can download a copy of the Proxy Form from the company’s website and those wishing to appoint a proxy via the CREST system should do so via the issuer’s agent (ID number 3RA50). Details regarding the submission of proxies can be obtained from the Notice of Annual General Meeting section, also on the website at www.randgoldresources.com.

ENQUIRIES

Chief Executive	Financial Director	Investor & Media Relations
Mark Bristow	Graham Shuttleworth	Kathy du Plessis
+44 788 071 1386	+44 1534 735 333	+44 20 7557 7738
+44 779 775 2288	+44 779 771 1338	Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com

ABOUT RANDGOLD

Randgold Resources’ far-sighted strategy of growing through discovery and development enables it to deliver value consistently to its stakeholders while building platforms for further expansion. In 2011 the company again significantly increased profit and production. At the same time, it continued the extension of its Loulo complex, moved the Tongon mine (commissioned late in 2010) to steady state production, opened a new mine at Gounkoto and advanced the vast Kibali project through the pre-construction stage. Also during this period, its exploration teams pressed on with the hunt for more multi-million ounce gold deposits, feeding a constant stream of potentially profitable opportunities into the company’s pipeline and enlarging its footprints in Africa’s most prospective gold regions.

Randgold Resources is an African focused gold mining and exploration company with listings on the London Stock Exchange and Nasdaq. Major discoveries to date include the 7.5 million ounce Morila deposit in southern Mali, the 7 million ounce Yalea deposit and the 5.5 million ounce Gounkoto deposit, both in western Mali, the 4 million ounce Tongon deposit in the Côte d’Ivoire and the 3 million ounce Massawa deposit in eastern Senegal.

Randgold financed and built the Morila mine which since October 2000 has produced more than 6 million ounces of gold and distributed more than US$2 billion to stakeholders. It also financed and built the Loulo operation which started as two open pit mines in November 2005. Since then, two underground mines have been developed at the Yalea and Gara deposits. The company’s Tongon mine in Côte d’Ivoire poured its first gold in November 2010. Randgold’s latest mine, Gounkoto, another deposit south of Loulo in Mali, delivered first ore to the Loulo plant in June 2011.

Randgold is fast-tracking Kibali in the Democratic Republic of Congo, where construction is underway and the first full year of production is planned for 2014. In 2009 the company acquired a 45% interest in the Kibali project, which now stands at 10 million ounces of reserves and is one of the largest undeveloped gold deposits in Africa. Randgold also has a major project at Massawa in Senegal and an extensive portfolio of organic growth prospects, supported by intensive exploration programmes in Burkina Faso, Côte d’Ivoire, DRC, Mali and Senegal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933 and Section 21E of the US Securities Exchange Act of 1934, and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves and resources, the realisation of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as ‘will’, ‘plans’, ‘expects’ or ‘does not expect’, ‘is expected’, ‘budget’, ‘scheduled’, ‘estimates’, ‘forecasts’, ‘intends’, ‘anticipates’ or ‘does not anticipate’, or ‘believes’, or variations of such words and phrases or state that certain actions, events or results ‘may’, ‘could’, ‘would’, ‘might’ or ‘will be taken’, ‘occur’ or ‘be achieved’. Assumptions upon which such forward-looking statements are based are in turn based on factors and events that are not within the control of Randgold and there is no assurance they will prove to be correct. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Randgold to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to mining operations, including political risks and instability and risks related to international operations, actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, as well as those factors discussed in the section entitled ‘Risk Factors’ in Randgold’s annual report on Form 20-F for the year ended 31 December 2011 which is anticipated to be filed with the US Securities and Exchange Commission (the ‘SEC’) today. Although Randgold has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Randgold does not undertake to update any forward-looking statements herein, except in accordance with applicable securities laws. CAUTIONARY NOTE TO US INVESTORS: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as ‘resources’, that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as ‘proven and probable reserves’ for the purposes of the SEC’s Industry Guide number 7.